EXHIBIT 5
[Western Digital Corporation Letterhead]
November 25, 2008
Western Digital Corporation
20511 Lake Forest Drive
Lake Forest, California 92630
     Re: Registration of Securities of Western Digital Corporation
Ladies and Gentlemen:
     In connection with the registration of up to 8,000,000 shares of Common Stock of Western Digital Corporation, a Delaware corporation (the “Company”), par value $0.01 per share (the “Shares”), and additional rights to purchase Series A Junior Participating Preferred Stock pursuant to the Rights Agreement, dated as of April 6, 2001, between the Company and American Stock Transfer and Trust Company, as Rights Agent (the “Rights”), under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission on or about the date hereof, such Shares and related Rights to be issued or delivered pursuant to the Western Digital Corporation 2005 Employee Stock Purchase Plan (as amended, the “ESPP”), you have requested my opinion set forth below.
     In my capacity as counsel, I have examined originals or copies of those corporate and other records of the Company I considered appropriate.
     On the basis of such examination and my consideration of those questions of law I considered relevant, and subject to the limitations and qualifications in this opinion, I am of the opinion that:
     (1) the Shares and related Rights have been duly authorized by all necessary corporate action on the part of the Company;
     (2) when issued in accordance with such authorization, the provisions of the ESPP and relevant agreements duly authorized by and in accordance with the terms of the ESPP, and upon payment for and delivery of the Shares as contemplated in accordance with the ESPP, and either (a) the countersigning of the certificate or certificates representing the Shares by a duly authorized signatory of the registrar for the Company’s Common Stock, or (b) the book-entry of the Shares by the transfer agent for the Company’s Common Stock in the name of The Depository Trust Company or its nominee, the Shares will be validly issued, fully paid and non-assessable; and
     (3) when issued in accordance with such authorization, the provisions of the ESPP and relevant agreements duly authorized by and in accordance with the terms of the ESPP, the Rights that accompany such Shares will be validly issued.
     I consent to your filing this opinion as an exhibit to the Registration Statement.
Respectfully submitted,
/s/ Raymond M. Bukaty
Senior Vice President, Administration,
General Counsel & Secretary